ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of this 19 day of May, 2010, by and between Commonwealth International Series Trust, a Massachusetts business trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”).

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interests (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     Appointment

The Trust hereby appoints the Administrator as administrator and fund accountant of the Funds for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     Services as Administrator

(a) Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its current and prior agents and service providers, the Administrator will provide the services listed on Schedule B hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

(b) The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents, past or present, for the Funds to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Funds and the Trust as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Funds or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

(c) To the extent required by Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Trust pursuant to its duties hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Administrator for the Trust.

(d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Trust. The Trust shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Trust. The Administrator shall price the securities and other holdings of the Trust for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Trust shall approve, in good faith, the method for determining the fair value of the securities. The Trust’s investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. The Administrator is authorized to rely on the prices provided by such service(s) or by the Trust’s investment adviser(s) or other authorized representative of the Trust without investigation or verification.

(e) The Trust’s Board of Trustees and the Funds’ investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Administrator’s monitoring and other functions hereunder shall not relieve the Board and the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(f) The Trust hereby certifies that each Fund is lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to the Administrator as of the date of this Agreement.

(g) The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

(h) The Administrator agrees to make available to the Trust a person acceptable to the Trust to serve as the Trust’s treasurer/principal financial officer (the “PFO”). The Administrator shall provide an appropriately qualified employee of the Administrator (or an affiliate) who will act in the good faith and in a manner reasonably believed by him or her to be in the best interests of the Trust. The PFO will perform the duties and responsibilities customarily preformed by a PFO of a registered investment company (e.g. certifications of the Trust’s filings on Forms N-CSR and NQ). If the Administrator cannot fulfill its obligation hereunder, the Trust reserves the right to terminate this Agreement without the payment of a Transfer Fee as later defined in Section 6(d).

The Administrator and the Trust agree that the PFO shall be considered an executive officer of the Funds. Accordingly, the Funds’ governing documents and/or resolutions of the Board of Trustees shall contain mandatory indemnification provisions that are applicable to the PFO that are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or service in good faith in a manner reasonably believed to be in the best interest of the Trust, except to the extent he or she would otherwise be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to the PFO under its directors and officers liability policy that is appropriate to the PFO’s role and title and consistent with coverage applicable to the other officers holding positions of executive management.

The PFO shall have the discretion to resign from his or her position in the event that he or she reasonably determines that there has been or is likely to be (i) an ongoing pattern of conduct involving continuous or repeated violations of the 1940 Act and other applicable laws, rules and regulations, or (ii) a material deviation by the Trust from the terms of this Agreement that is not caused by the PFO or the Administrator. The PFO may resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust.

As long as the PFO acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, and would not otherwise be liable to the Trust by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties, the Trust shall indemnify the PFO and the Administrator hold the PFO and the Administrator harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee of the Administrator as the PFO.

3.     Fees; Delegation; Expenses

(a) In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Administrator a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule C hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, the Administrator shall be entitled to additional fees as provided in Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current services, or to add Funds for which the Administrator has been retained. The Trust agrees to pay a mutually agreed upon rate for additional services provided, or for enhancements to existing services currently provided, after the execution of this Agreement.

(b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Trust’s Prospectuses and resolutions of the Trust’s Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers (other than employees and agents of the Administrator and its affiliates) and Trustees; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Trust, will be borne by the Funds’ investment adviser, except for such expenses permitted to be paid by the Trust under a distribution plan adopted in accordance with applicable laws. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust.

(d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Trust agrees to pay all fees within thirty days of receipt of each invoice. The

Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

4.     Proprietary and Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Funds’ shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Funds, the Administrator will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

5.     Limitation of Liability

(a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Trust, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Trust’s investment adviser(s) or representatives of the Trust, or (iii) any action taken or omission by a Fund, the Trust, investment adviser(s) or any past or current service provider.

(b) The Administrator shall maintain adequate and reasonably reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement; provided that the Administrator does not guarantee that the computer and other equipment will function at all times. Notwithstanding any other provision of this Agreement, the Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the reasonable control of the Administrator include without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies and communication line(s) failures that are not the fault of either party. In the event of a force majeure event, computer or other equipment failures or other events beyond its reasonable control, it is understood that the Administrator shall follow its established procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption. Upon the Trust’s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

(c) The Trust agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) the Administrator’s actions or omissions except to the extent a Claim resulted from the Administrator’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Trust, or (iii) any action taken by or omission of the Trust, investment adviser(s) or any past or current service provider.

(d) In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.     Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until January 31, 2014. Thereafter if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund indefinitely until terminated in accordance with the terms hereof.

(b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Trust.

(c) Either party may terminate this Agreement (the “Termination Date”) by giving the other party a written notice not less than one-hundred and twenty (120) days  prior to the date the termination is to be effective. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Trust, the Administrator, upon the written request of the Trust, shall deliver the records of the Trust to the Trust or its successor administrator and fund accountant in a form that is consistent with the Administrator’s applicable license agreements at the expense of the Trust, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

(d) If termination of this Agreement occurs on or before December 31, 2012, the Trust shall pay the Administrator a fee (the “Transfer Fee”) not to exceed the fees paid by the Trust to the Administrator for the one-year period immediately preceding the date the termination is effective. If termination of this Agreement occurs after December 31, 2012 and on or before December 31, 2013, the Transfer Fee shall not exceed the fees paid by the Trust to the Administrator for the six (6) months immediately preceding the date the termination is effective. If the termination of this Agreement occurs after December 31, 2013, there shall be no Transfer Fee payable to the Administrator in connection with the termination of this Agreement by the Trust. Any Transfer Fee payable hereunder shall be calculated based on the annual net asset-based fees (or the annual minimum fee) payable under this Agreement. In addition, in the event of the termination of this Agreement, or the proposed liquidation or merger of a Fund(s), and the Trust reasonably requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree, but no Transfer Fee shall be payable in such circumstances. No Transfer Fee shall be payable in any circumstances where this Agreement is terminated by the Administrator or if this Agreement is terminated by the Trust as a result of Administrator’s failure to perform the services described in Section 2(h) of this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, should a merger, acquisition restructuring, reorganization or any other action result in a change of control (as defined in the 1940 Act) of the Administrator or its parent company UMB Financial Corporation, the Trust may terminate this Agreement upon one-hundred and twenty (120) days notice and will not be subject to a Termination Fee as set forth above.

7.     Non-Exclusivity

The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.

8.     Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, without regard to its conflict of law provisions and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Wisconsin conflict with the applicable provisions of the 1940 Act, the 1940 Act shall control.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.     Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: John P. Zader, with a copy to General Counsel, and notice to the Trust shall be sent to Commonwealth International Series Trust, 791 Town & Country Blvd., Suite 250, Houston, TX, 77024-3925, Attention: Robert W. Scharar, with a copy to John H. Lively, Law Offices of John H. Lively & Associates, Inc., 2041 W. 141st Terrace, Suite 119, Leawood, KS, 66224.

Additionally, should the Trust have concerns regarding the level of service provided under this Agreement, the appropriate contact person is Peter J. Hammond, Executive Vice President and Chief Administrative Officer.

10.   Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.   Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund’s Declaration of Trust is on file with the Secretary of State of Massachusetts.

12.   Miscellaneous

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(b) The Trust hereby grants to the Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST
(the “Trust”)

By:/s/ Robert W. Scharar
President

UMB FUND SERVICES, INC.
(“Administrator”)

By:/s/ John P. Zader
Chief Executive Officer

Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Commonwealth International Series Trust
and
UMB Fund Services, Inc.

Name of Funds

Commonwealth International Series Trust
Commonwealth Australia/New Zealand Fund
Commonwealth Japan Fund
Commonwealth Global Fund
Commonwealth Real Estate Securities Fund

Schedule B
to the
Administration and Fund Accounting Agreement
by and between
Commonwealth International Series Trust
and
UMB Fund Services, Inc.

SERVICES

Subject to the direction and control of the Trust’s Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will:

•	provide office space, facilities, equipment and personnel to carry out its services hereunder;

•

without limiting the generality of the foregoing, the Administrator shall provide a person acceptable to the Trust to serve as the treasurer/principal financial officer of the Trust and the duties and responsibilities customarily performed by a treasurer/principal financial officer of a registered investment company (e.g. certifications of the Trust’s filings on Forms N-CSR and NQ);

•	compile data for and prepare with respect to the Funds timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

•

prepare and review the financial statement for the Funds’ Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Adviser;

•	prepare and review Form N-Q after the Funds’ first and third fiscal quarter;

•	oversee filing of Form N-PX;

•

assist in the preparation for execution by the Trust and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants;

•

prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants;

•

provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments thereto, subject to the review of Trust counsel;

•	determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust;

•

calculate income factors and daily net asset values of each Fund (i) in accordance with the Trust’s operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Trust, the Trust’s investment adviser, and pricing service(s), as provided herein;

•	maintain all general ledger accounts and related subledgers;

•	assist in the acquisition of the Trust’s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

•

from time to time as the Administrator deems appropriate, check each Fund’s compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Trust’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

•	maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

•

assembling and preparing meeting books for all of the Trust’s Board of Trustees meetings, as well as materials relating to reports for which the Administrator and any of its affiliates are responsible for preparing for such meetings;

•

prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

•	develop with legal counsel and the secretary of the Trust an agenda for each board meeting and, if requested by the Trustees, attend board meetings and prepare minutes;

•	prepare Form 1099s for Trustees and other fund vendors;

•	calculate dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants; and

• generally assist in the Trust’s administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such actions, those actions taken shall be deemed part of the Schedule B.

PERFORMANCE STANDARDS

Fund Administration:

Daily Compliance Checks; SEC and Prospectus. IRS compliance check – By 5:00 PM CST on Trade Date + two (2) business days.

Fund Accounting:
NAVs accurately completed and reviewed – 99% of NAVs are accurately completed and reviewed.
NAVs interfaced with transfer agent – target time is 6:15 PM CST

COMPLIANCE PROGRAM

The Administrator will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:

•	Assist the Trust in maintaining the Fund Compliance Program;

•

Assist the Trust’s Chief Compliance Officer (the “CCO”) in the preparation and evaluation of the results of the annual reviews of the compliance policies and procedures of the service providers to the Trust as provided in Rule 38a-1 (“Service Providers”);

•	Provide support services to the CCO, including support for conducting an annual review of the Fund Compliance Program;

•	Assist the CCO in developing standards for reports to the Board by the Administrator and other Service Providers;

•	Assist the CCO in developing standards for reports to the Board by the CCO;

•

Assist the CCO in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers;

•

Perform risk-based testing and reporting of the compliance policies and procedures of service (other than the services set forth in this Fund Compliance Program service schedule) provided to the Trust by the Administrator and any Administrator affiliate acting as the Trust’s distributor, taking into account reasonable requests from the CCO to the extent practicable;

•

Provide copies of any compliance policies and procedures and any amendments thereto relating to the Administrator and any Administrator affiliate acting as the Trust’s distributor as the Trust or CCO may reasonable request in connection with the Fund Compliance Program;

•	Provide copies of the Administrator’s SAS 70 reports and summaries of SEC deficiency letters to the extent comments relate specifically to the Trust;

•

Provide such information reasonably requested by the CCO, or the Board, in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of the Administrator and any Administrator affiliate acting as the Trust’s distributor.

Compliance Program Reports

In addition, the following reports shall be provided as indicated below:

•	Policy and Procedures Manual	At least quarterly
•	UMBFS P&Ps Manual	At least quarterly
•	38a-1 Compliance Certifications	Quarterly/Annual
•	Compliance Calendar	At least quarterly
•	Compliance Log	Quarterly
•	Fundamental Portfolio Testing	Daily
•	Non-fundamental Portfolio Testing	Daily
•	P&P Testing by Client/All Client	Monthly or Quarterly
•	Testing and Monitoring Summary	Quarterly
•	CCO Escalation	As needed
•	22c-2 Exception Reports/Summary	TBD
•	Regulatory	Quarterly
•	Risk Assessment	At least annually
•	UMBFS Web Portal Access	As needed
•	Assist with Regulatory Exams	As needed
•	Daily Cash Sheet	Daily